Exhibit 10.69

Lattice Semiconductor Corporation

2010 Cash Incentive Compensation Plan

Program Objectives

The purpose of the 2010 Cash Incentive Compensation Plan (Plan) is to:

•	Establish a results-based, pay-for-performance variable compensation plan for Lattice executives and other employees which motivates, recognizes, rewards, attracts, and retains our employees

•	Focus and align employee attention and efforts to contribute to Lattice’s overall success

•	Reward positive corporate results and individual performance

Plan Provisions

The Plan consists of two elements. Employees at the level of Vice President, Corporate Vice President and Chief Executive Officer are eligible for the Executive plan element. Employees at all other levels are eligible for the General Population plan element. All direct Lattice employees, excluding employees eligible to participate in the Sales Incentive Plan (SIP) and temporary employees, are eligible to participate in the Plan, provided they meet the term of service qualification appropriate to their plan element. In order to be eligible for an incentive payment, employees must be on active status on the date of the payout. Active status also refers to all direct Lattice employees who are legally employed but who may not be physically at work.

Plan Element	Eligible Job Titles	Anticipated Incentive Payout Date	Term of Service Qualification	Calculation Based on 12 Month Annual Salary rate as of....

Executive	Vice President, Corporate Vice President, and CEO	One payment during Q1 2011 approximately six weeks after the end of fiscal year 2009

Must be an employee of the company for one full Fiscal Quarter during 2010 in order to be eligible for the Plan.

Employees who join the company after the beginning of the FY will be eligible on a pro-rated basis.

January 4, 2010

Other Employees, excluding employees eligible for SIP	All other titles, except those eligible for participation in SIP	— One payment during Q1 2011 approximately six weeks after the end of fiscal year 2009

Must be an employee of the company for one full Fiscal Quarter during 2010 in order to be eligible for the Plan.

Employees who join the company after the beginning of the FY will be eligible on a pro-rated basis.

January 4, 2010

Within the Executive Plan element there are three tiers:

1.	Vice Presidents (VP)
2.	Corporate Vice Presidents (CVP)
3.	Chief Executive Officer (CEO)

Within the General Population Plan element there are also three tiers, defined by internal grades:

1.	GP 1 (Grades 2-10)
2.	GP 2 (Grades 11-19)
3.	Director (Grades 20-21)

Employees moving into the Executive Plan element, or moving from one tier to another within the Executive Plan element, or employees temporarily assigned to a new tier of the Executive Plan element shall have their eligibility adjusted on a case by case basis, subject to the approval of the CEO. Employees moving from the Executive Plan element to the General Plan element shall have their eligibility immediately transferred to the General Plan element.

Employees who terminate from Lattice and are subsequently rehired within the plan period will have their incentive payment calculated using actual salaries paid as of the re-hire date.

Changes to employees’ plan participation and incentive target will be communicated in writing. Plan participation and incentive target for newly hired employees will be communicated in their offer letters.

For U.S. Plan Participants and Participants in Other At-Will Jurisdictions Only: Participation in this Plan does not alter the at-will employment relationship that exists in the U.S., or any other at-will jurisdictions, and Lattice Semiconductor Corporation may terminate a participant’s employment with the Company at any time for any reason, with or without cause.

Participation in the Plan does not constitute a contract of employment with Lattice Semiconductor Corporation for any specified period of time nor is it an entitlement to participate in any other program or any future performance period under this plan.

Incentive Plan Structure & Funding

The Plan is funded by Company financial performance in terms of GAAP operating income. Under the Plan, cash incentive payments will be funded by the Company’s achievement of approved levels of GAAP operating income. See the Performance Targets provided to Employees. If Company performance falls between two performance levels (such as between Baseline and Plan), the Plan will be funded on a curve, as appears in the graphs below.

	Baseline		Plan		Stretch		Max
Company Financial Performance Structure

Executive Plan Element Funding Levels (% of Annual Salary)
— VP	—	8.75%	—	25%	—	37.5%	—	50%
— CVP	—	17.5%	—	50%	—	75%	—	100%
— CEO	—	35%	—	105%	—	131%	—	157%

Other Employee Funding Levels (% of Annual Salary)
— GP 1	—	0.67%	—	1.92%	—	2.88%	—	3.85%
— GP 2	—	1.35%	—	3.85%	—	5.77%	—	7.69%
— Directors	—	5.25%	—	15%	—	22.5%	—	30%

Graphically, these funding curves are as follows, subject to modification based on individual performance (see Pay for Performance, below):

Pay for Performance

The payout under this Plan will be modified by individual employee performance.

For the Executive Plan element, the individual performance modifier for all executives other than the CEO shall be based on completion of 2010 performance goals as determined by the CEO and the Compensation Committee of the Company’s Board of Directors. Goal achievement by the CEO shall be determined by the independent directors of the Company’s Board of Directors in consultation with the Compensation Committee.

For the General Population Plan element, the individual performance modifier shall be based on a 5 level rating system (5=highest). Individual performance ratings are determined by Management at its sole discretion.

Employee performance rating	Payout Modifier
5	110%
4	80%
3	60%
2	30%
1	0%

The individual performance rating used for the calculation of the incentive shall be from the most recent evaluation at the time of incentive calculation. In addition, individuals who are rated a “1” or who are on a Performance Improvement Plan (PIP) at time of payout are not eligible to receive a incentive under the Plan.

Any funds not paid under the Plan due to failure to meet performance goals or due to reduction by reason of the payout modifier revert to the Company.

Calculation

Executive Cash Incentive Compensation payment:

Example, Annual Payment Calculation: Employee participating in the Executive Plan element at the VP tier; Company performs at Stretch level; Employee completes 75% of his goals.

37.5% x 75% = 28.125% of Annual Salary

General Population Cash Incentive Compensation payment:

Cash Incentive Payout = Payout Percentage x (Performance Modifier)

Example, Annual Payment Calculation:

Employee participating in the General Population Plan element at Director (Grade 20-21) tier; Company performs at Plan level; Employee has received a “4” rating out of 5 levels.

15% of Annual Salary x 80% = 12% of Annual Salary

Oversight, Administration of and Changes to the Plan

The Compensation Committee will oversee the Plan. The Human Resources department will administer the Plan. Lattice reserves the right to make changes to the plan at any time. All changes to the plan must be in writing. Changes to the Plan that relate to the Executive portion of the Plan must approved by the Compensation Committee. The CEO must approve any exceptions to the Plan.

Questions, Additional Information

If you have questions about the Plan, contact your manager or HR.